CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



      We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our
report dated August 28, 2012, with respect to the financial statements of AllianceBernstein International Growth Fund, Inc. for the fiscal year ended June 30, 2012, which is incorporated by reference in this Post-Effective Amendment No. 32 to the Registration Statement (Form N-1A No. 33-76598) of AllianceBernstein International Growth Fund, Inc.




                              /s/ERNST & YOUNG LLP




New York, New York
October 29, 2012